Exhibit 10.52

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release Agreement is made as of February 11, 2009 (the “Effective Date”) PHOENIX FOOTWEAR GROUP, INC. (“Company”), a Delaware corporation with an address of 5840 El Camino Real Suite #106, Carlsbad, California 92008 and CATHY TAYLOR (“Employee”), who resides at 18593 Calle LeSerra, Rancho Sante Fe, CA 92091.

The parties hereto hereby agree to end their employment relationship on the following basis:

1. Employee has submitted her voluntary resignation from all positions (including as an employee, officer and director) with the Company and all of its subsidiaries effective February 16, 2009 (the “Termination Date”). The Company will pay her normal salary through and including the Termination Date. After the date hereof and continuing through the Termination Date, Employee will cooperate fully with an amicable and professional transition of responsibilities and perform any duties required or actions requested by the Company. In addition, on or before the Termination Date, Employee will return to the Company all files, records, credit cards, keys, equipment, and any other Company property or documents maintained by her for the Company’s use or benefit.

2. Employee represents that she is resigning voluntarily and is signing this Agreement voluntarily and with a full understanding of and agreement with its terms.

3. In reliance on such voluntary resignation and representations and releases in this Agreement, following the Termination Date and subject to the terms and conditions herein, the Company will;

a.	Pay to the Employee severance payments of $50,000 (“Monthly Severance Payments”), payable on the 15th day of each calendar month, with the first payment due on March 15, 2009 and the last payment on November 15, 2009; provided, however, promptly following the occurrence of a Change of Control or the sale to a third party of the stock of Chambers Belt Company, Inc. or substantially all of its assets, the Company, the Company shall make a lump sum payment to Employee of $450,000 less the agreement amount of all previously paid Monthly Severance Payments. The maximum amount payable to the Employee under this Section 3.a, shall be $450,000. All cash payments made to the Employee under this Agreement shall be subject to withholdings for Federal and State income taxes and where applicable for Social Security and Unemployment Compensation taxes.

b.	Continue Employee as a participant on its health insurance plan to the extent permitted thereby through and including February 15, 2010, provided that Employee shall be responsible for $108.54 per month of the premium due for such participation and the Company is authorize to deduct such amount from the Monthly Severance Payments.

c.	Not disparage the Employee

4. Employee acknowledges and agrees that she will not be entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in this paragraph, and hereby expressly waives any claim to any compensation, benefit, or payment which is not expressly referenced in this paragraph, including but not limited to all rights under her Employment Agreement date April 23, 2007 between the Company and her (the “Employment Agreement”) and Deferred Stock Award Agreement dated April 23, 2007 between her and the Company.

5. In exchange for the pay and benefits provided in paragraph 3, Employee promises:

a.	to keep this Agreement and its contents in complete confidence and not to disclose the fact or terms of this Agreement or the fact or amount of these additional payments to any person, including any past, present, or prospective employee of the Company.

b.	not to disparage the Company or any of its subsidiaries or any other their respective directors, officers, management, employees, agents or products.

c.	not to use or disclose any of the Company’s or any of its subsidiaries’ confidential information, trade secrets, or financial, personnel, or customer information which she learned while employed by the Company.

d.	not to, during the 12 months after the Effective Date, in any way, directly or indirectly, for herself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any of its subsidiaries, unless such employee or former employee has not been employed by such entity for a period in excess of six months.

e.	not to, during the 12 months after the effective date of this Agreement, in any way, directly or indirectly, solicit to any persons or entities which are or were customers of the Company during any portion of the severance period or the 12 months preceding termination any products which are similar to products which the Company or any of its subsidiaries is selling or has sold at any time during the severance period.

f.	to reasonably cooperate with the Company and its subsidiaries with regard to any legal, regulatory, or other matters which relate to the time he was employed by the Company, however in such instance the Company will reimburse Employee for direct out of pocket costs incurred by the Employee with the prior consent of the Company

If Employee breaches any of the promises in this Agreement, the Company may stop any payments or benefits otherwise owing under paragraph 3 and may seek additional relief or remedy under paragraph 13 hereof, including equitable relief.

6. Employee does hereby, for herself and her heirs, successors and assigns, release, acquit and forever discharge the Company and each of its subsidiaries, and their respective officers, directors, managers, employees, representatives, agents or attorneys, fiduciaries or benefit plans, related entities, affiliates, successors, and assigns (the “Released Parties”), of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which she or her heirs may have against such persons or entities based on any actions or events which occurred prior to the Effective Date, including but not limited to:

a.	Any and all claims relating to or arising from Employee’s employment with the Company and the termination of such relationship;

b.	Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

c.	Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code section 201, et. seq., and the New York State Executive Law;

d.	Any and all claims for violation of the federal, or any state, constitution;

e.	Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

f.	Any and all claims for attorneys’ fees and costs; and

g.	Any and all claims Employee may have against the Company for any acts occurring at any time prior to the execution of this Release.

h.

Each of the parties agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the parties to fully and completely release all claims whatsoever in any way relating to Employee’s employment with the Company and to the termination of such employment. This Release does not extend to any obligations incurred under this Release.

In exchange for material portions of the additional pay and benefits provided in paragraph 3 and in accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which she might otherwise have had against the Released Parties regarding any act or omission which occurred on or before the effective date of this Agreement.

7. Company does hereby, for itself, release, acquit and forever discharge the Employee from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, arising out of his employment by the Company in the normal course of discharging his duties which occurred prior to the Effective Date.

8. It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee expressly waives any right or benefit which she has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction. Employee acknowledges that in the future she may discover claims or facts in addition to or different from those that Employee now knows or believes to exist with respect to the subject matter of this Release, and that Employee intends to fully, finally, and forever settle all of the Released Matters in exchange for the Settlement, This Release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

9. This Agreement contains all of the terms, promises, representations, and understandings made between the parties. This Agreement supersedes any previous representations, understandings, or agreements, except for Section 7 of the Employment Agreement which shall remain in full force and effect and is hereby incorporated into this Agreement and shall be in addition to paragraph 4 above. This Agreement may only be amended or modified by a written instrument executed by both parties hereto.

10. Employee is hereby advised (a) to consult with an attorney prior to signing this Agreement and (b) that she has 21 days in which to consider and accept this Agreement by signing this Agreement. In addition, Employee has a period of 7 days following his signing of this Agreement in which he may revoke the Agreement. If Employee does not advise the Company in writing within such 7 day period of her intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the 7 days. Such notice shall be hand-delivered or mailed by deposit in an envelope to the Company’s address first set forth above, certified receipt requested, to the attention of James R. Riedman, Chairman of the Board.

11. Employee understands and acknowledges that the Company’s purpose for entering into this Agreement was to avoid litigation. Therefore, if any legal action is instituted by or brought on behalf of Employee against the Company, Employee agrees to pay back to the Company all monies received as well as any other thing of value received under this Agreement and to pay the Company its costs and attorneys’ fees in such action. This paragraph 10 does not apply to any thing of value given to the Employee for which the Employee actually performed services and by law the Employee is entitled to receive.

12 Employee agrees that, if any of the provisions of this Waiver and Release shall be deemed illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular illegal, invalid or unenforceable provision or provisions, and the rights and obligations of the Employee and the Company shall be construed and enforced accordingly. Further, under such circumstances, the Company and the Employee agree to exercise their best efforts to carry out the original intention of this Waiver and Release and shall make such amendments and take such steps as may be necessary to ensure the continued validity of this Waiver and Release.

13 In accordance with the reference policy of the Company, prospective employers will receive information only regarding dates of employment and positions the Employee held. If the prospective employer requests salary and compensation information, it will also be disclosed with the consent of the Employee.

14 Any dispute regarding the validity or terms of this Agreement or any aspects of his employment or its termination and any other disputes between these parties shall be resolved by an arbitrator selected in accordance with the employment rules of JAMS in San Diego County, California as the exclusive remedy for any such dispute (except for injunctive relief or other equitable remedies which the Company may seek to enforce its rights which may be brought in a court located in San Diego County, California), and in lieu of any court action, which is hereby waived. The only exception is a claim by either party for injunctive relief pending arbitration.

[Signature Page Follows]

EMPLOYEE HAS CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND UNDERSTANDS THAT, BY SIGNING THIS RELEASE, EMPLOYEE IS GIVING UP ANY LEGAL

CLAIMS EMPLOYEE HAS AGAINST THE COMPANY. EMPLOYEE FURTHER

ACKNOWLEDGES THAT EMPLOYEE DOES SO KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THIS RELEASE.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the first day set forth above.

PHOENIX FOOTWEAR GROUP, INC.		CATHY TAYLOR

By:
Name:	James R. Riedman, Chairman of the Board

Dated Signed:		Date Signed:

February , 2009		February , 2009